Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Lambert, Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / mail@lambert-edwards.com

Coast Distribution System Reports 72 Percent Increase in Third Quarter 2004 Earnings

MORGAN HILL, Calif., November 8, 2004 — The Coast Distribution System, Inc. (AMEX: CRV), one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, today announced a 72 percent increase in earnings in its third quarter ended September 30, 2004, which was driven by improved operating efficiencies and strong sales of Coast’s proprietary products.

Coast reported net sales of $43.5 million for the quarter ended September 30, 2004, compared with net sales of $42.8 million for the same period last year. Net earnings grew to $1.3 million, or $0.27 per diluted share, in the third quarter of 2004, compared to $758,000, or $0.16 per diluted share, for the same quarter of 2003.

The Company said continued customer acceptance of its Coast family of proprietary products coupled with improvements in its fill-rate led to improved dealer sell-through of its products and to the strong profit growth for the quarter despite a general weakening in the RV and marine markets.

Coast said gross margin for third quarter of 2004 improved to 19.2 percent, compared with a gross margin of 17.2 percent for the same quarter in 2003. The Company said its increased gross margin was due primarily to higher margin contributions from its proprietary products and the efficiencies resulting from its improved internal systems.

“Increased margin contributions from our proprietary products, along with continued gains from our recently revamped distribution systems, helped drive earnings ahead of sales in the quarter,” stated Thomas R. McGuire, chairman and CEO of Coast.

For the nine months ended September 30, 2004, net sales increased 10 percent to $144.4 million as compared to net sales of $131 million in the same period of 2003. Net earnings for the current nine month period increased 68 percent to $5.4 million, or $1.12 per diluted share, compared with earnings of $3.2 million, or $0.70 per diluted share, in the same period of 2003.

“This was another strong quarter for us and continued evidence of the profitability we can generate through our improved distribution infrastructure,” said McGuire. “We are benefiting from the internal improvements we initiated over the last several years. Our continued focus on the expansion and quality of our Coast family of brands has helped us grow our sales and margins. Our investments in systems and operations are also paying off with better fill rates for our customers as well as lower costs for the Company.”

“We have engaged the firm Lambert, Edwards and Associates, Inc. to help us get the word out on the improvements and growth potential at Coast Distribution System to new customers and supplier partners, and the investment community.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is the leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from those expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increase in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and supply shortages of gasoline which affect the costs of using and the willingness and ability of consumers to use RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could affect our margins and, therefore, our operating results; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and readers of this news release are urged to review those sections of that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this document or in our 2003 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise.

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The Coast Distribution System, Inc.

SELECTED STATEMENT OF EARNINGS DATA FOR THE

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		% Change
	2004	2003 (as restated)	2004 vs. 2003
Net sales	$43,519	$42,792	1.7%
Gross profit	$8,370	$7,365	13.7%
Operating income	$2,423	$1,640	47.8%
Net earnings	$1,303	$758	71.9%

Diluted earnings per share	$0.27	$0.16	68.8%
Shares used to calculate diluted earnings per share	4,862,210	4,689,420	3.7%

	Nine Months Ended September 30,		% Change
	2004	2003 (as restated)	2004 vs. 2003
Net sales	$144,357	$130,953	10.2%
Gross profit	$29,084	$24,252	19.9%
Operating income	$9,859	$6,450	52.9%
Net earnings	$5,405	$3,214	68.2%

Diluted earnings per share	$1.12	$0.70	60.0%
Shares used to calculate diluted earnings per share	4,841,009	4,584,173	5.6%

BALANCE SHEET

	At September 30,
	2004	2003 (as restated)
	(In thousands)
ASSETS
Cash	$1,202	$1,717
Accounts receivable	14,635	13,193
Inventories	41,157	35,171
Other current assets	2,812	1,194

Total current assets	59,806	51,275
Property and equipment	2,167	2,343
Other assets	690	1,319

	$62,663	$54,937

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$6,741	$7,289
Other current liabilities	4,388	3,141

Total current liabilities	11,129	10,430
Long-term obligations	22,501	20,180
Stockholders’ Equity	29,033	24,327

	$62,663	$54,937

The Company has restated its previously issued condensed consolidated interim statements of earnings for the quarter and nine months ended September 30, 2003 to record an adjustment for deferral of income taxes on inter-company profits that the Company inadvertently failed to record in connection with transfers of assets (principally product inventories) within its consolidated group of companies. This restatement decreased previously reported net earnings for the quarter and nine months ended September 30, 2003 by $71,000 and $75,000, respectively.